EXHIBIT 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS RESULTS
FOR FISCAL 2007 THIRD QUARTER
— Company to Cease Manufacturing Operations at Texas Facility —
—Company Updates FY07 Financial Forecast to Reflect One-Time 4Q07 Diluted EPS Charge —
— Declares 16th Consecutive Quarterly Dividend —
ARLINGTON, TX, April 23, 2007 — Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced financial results for the third quarter ended March 31, 2007.
For the third quarter of fiscal 2007, net sales decreased 16.5% to $37.9 million compared to $45.4 million for the same period last year. Gross profit margin increased 18.5 percentage points to 35.9% compared to 17.4% in the prior year period. The Company reported a net loss of $1.4 million, or ($0.21) per diluted share, compared to a net loss of $5.9 million, or ($0.89) per diluted share, in the prior year third quarter.
J.S.B. Jenkins, President and Chief Executive Officer commented, “Our results for the third quarter were within expectations with respect to decreased revenues along with improvement to our gross margin. The significant increase to our gross margin was a result of our previously announced exit from several women’s accessories categories, which resulted in a charge of $6.9 million in the prior year third quarter, as well as our continued efforts to improve our overall distribution.”
The Company also announced today that it will discontinue its belt manufacturing operations at the Company’s Yoakum, Texas facility. The Company will retain the facility and convert it into a receiving and distribution facility. The belts currently produced at the 60,000 square foot facility are expected to transition to manufacturing facilities overseas. The Company expects to conclude the majority of its manufacturing operations by June 30, 2007, and does not expect to incur any impairment charges related to property and equipment in this facility. This move is expected to result in increased cost savings for the Company in fiscal 2008.
Mr. Jenkins commented, “As much as I regret the Company having to take this action, we are no longer competitive with overseas manufacturing. Over the past year, our manufacturing costs have become considerably higher than overseas operations. Tandy Brands Accessories has maintained a strong competitive position within the fashion industry. To maintain our success, we have no choice but to close our U.S. manufacturing operations — which are in Yoakum — and begin moving those operations off-shore.”

“We have been in manufacturing for over 80 years in Yoakum, so this is a painful decision for us — and especially for me as a native of Yoakum. The 165 manufacturing employees in Yoakum have done a fantastic job, but the world economy is catching up to us, just as it has caught up to so many other American companies. We will continue to operate our receiving, distribution and administrative operations in Yoakum, which will employ approximately 355 associates going forward. The affected employees will have the opportunity to apply for other available positions within our Yoakum operations. Again, this is not an action we ever wanted to take, and we held out as long as we could. But the economic facts could no longer be ignored.”
The Company expects to incur severance and payroll related costs, net of tax, of $0.06 to $0.08 per diluted share in the fourth quarter of fiscal 2007 related to the elimination of approximately 165 salaried and hourly positions. As a result of the expected fourth quarter charge, management expects full year annual earnings guidance will be impacted slightly downward. The Company now expects diluted earnings per share of $0.60-$0.64 compared to previous diluted earnings per share guidance of $0.67-$0.72. The Company continues to expect full year revenues to remain in the range of $177 to $182 million.
Mr. Jenkins concluded, “We have made significant improvements to our corporate structure over the past year to improve the opportunities associated with all key segments of our accessories business. We remain focused on expanding our product offering in our men’s and women’s businesses and will continue to introduce highly desirable, in-demand fashionable accessories items onto the floors of our well-known retail customers.”
“Operationally, we continue to improve our infrastructure for increased efficiencies and reduce our operating costs to remain competitive. We are pleased with the continued improvement to our balance sheet and are proud to announce our 16th consecutive dividend. Our ongoing improvements and current growth initiatives will position our company for continued improvement in fiscal 2008.”
The Company also reported that the Board of Directors approved a quarterly dividend of $0.04 per common share that will be payable July 20, 2007, to shareholders of record at the close of business on June 29, 2007.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ third quarter results in a conference call to be held today, Monday, April 23, 2007 at 4:30 p.m. ET. The dial-in number for the conference call is 913-981-4905. A replay of the conference call will also be available through April 30, 2007, and can be accessed by dialing 719-457-0820; conference pin code: 9254210. A live webcast of the conference call will be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

TANDY BRANDS ACCESSORIES, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2007	2006	2007	2006

Net sales	$37,905	$45,414	$159,444	$180,228

Cost of goods sold	24,303	30,613	100,625	120,192
Provision for discontinued product line inventory	—	6,900	—	6,900

	24,303	37,513	100,625	127,092

Gross margin	13,602	7,901	58,819	53,136

Selling, general and administrative expenses	15,062	15,625	46,832	49,999
Depreciation and amortization	1,175	1,307	3,606	3,836
Goodwill impairment	—	—	—	938

Total operating expenses	16,237	16,932	50,438	54,773

Operating (loss) income	(2,635)	(9,031)	8,381	(1,637)

Interest expense	(141)	(477)	(1,033)	(1,591)
Royalty and other income	459	42	540	139

(Loss) income before income taxes	(2,317)	(9,466)	7,888	(3,089)
Income taxes (benefit)	(934)	(3,545)	3,036	(671)

Net (loss) income	$(1,383)	$(5,921)	$4,852	$(2,418)

(Loss) earnings per common share	$(0.21)	$(0.89)	$0.72	$(0.37)

(Loss) earnings per common share assuming dilution	$(0.21)	$(0.89)	$0.71	$(0.37)

Cash dividends declared per common share	$0.04	$0.0275	$0.095	$0.0825

Common shares outstanding	6,730	6,619	6,705	6,586

Common shares outstanding assuming dilution	6,730	6,619	6,877	6,586

TANDY BRANDS ACCESSORIES, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31	June 30
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,775	$4,182
Accounts receivable	30,438	27,322
Inventories	61,180	61,770
Deferred income taxes	3,307	3,792
Other current assets	2,998	5,784

Total current assets	101,698	102,850
Property and equipment	38,785	37,119
Accumulated depreciation	(27,460)	(24,689)

Net property and equipment	11,325	12,430
Goodwill	16,245	16,292
Other intangibles	5,057	5,653
Other assets	1,766	1,719

	$136,091	$138,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,636	$10,106
Accrued expenses	6,564	6,214
Notes payable	1,108	—

Total current liabilities	22,308	16,320
Other liabilities:
Notes payable	—	14,000
Supplemental executive retirement obligation	1,477	1,133
Deferred income taxes	871	1,640
Other liabilities	1,431	1,012

Total other liabilities	3,779	17,785
Stockholders’ equity:
Common stock	6,876	6,795
Additional paid-in capital	33,166	31,911
Retained earnings	70,160	65,960
Other comprehensive income	707	988
Shares held by Benefit Restoration Plan Trust	(905)	(815)

Total stockholders’ equity	110,004	104,839

	$136,091	$138,944